Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in the Registration Statement (Form S-8 No. 333-181772) of our report dated June 25, 2020, relating to the statement of net assets available for benefits of the Cass Information Systems, Inc. 401(K) Plan as of December 31, 2019, the related statement of changes in net assets available for benefits for the year then ended, and the related supplemental schedule of assets (held at end of year) as of December 31, 2019, which appears in the Annual Report on Form 11-K of the Cass Information Systems, Inc. 401(K) Plan for the year ended December 31, 2019.

/s/ Brown Smith Wallace, LLP

St. Louis, Missouri

June 25, 2020

15